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MI_Guitar_-_A_new_type_of_guitar_you_can_play_in_minutes.mp3
(2m 21s) https://jotengine.com/transcriptions/iwpQ9XDNMy_CiZh5UISp6A 11 speakers (Speaker 1, Speaker 2, Speaker 3, Speaker 4, Speaker 5, Speaker 6, Speaker 7, Speaker 8, Speaker 9, Speaker 10, Speaker 11)

Speaker 1: (singing).

Speaker 2: We invented a new kind of guitar that people can learn to play in a matter of minutes. Only around 10 percent of the population plays a musical instrument, but 80 percent wishes they could.

Speaker 3: I would love to be able to play the guitar.

Speaker 4: If you don't have all the time in the world, it's extremely hard to learn.

Speaker 2: Our guitar has strings for strumming and finger-picking just like a traditional guitar but instead of strings going up the fret board we have buttons. All you have to do is use a single touch to play entire chords. Our mobile app can display the song for you with the lyrics and the chord numbers so that you can get started playing right away. We setup a day and we invited a whole bunch of people, who wished they could play the guitar, to try our product.

Speaker 5: I was introduced, yeah, maybe 45 minutes ago, so we'll see how this goes. (singing).

Speaker 6: (singing).

Speaker 7: (singing).

Speaker 8: This is the most amazing thing I've ever seen.

Speaker 9: It's kind of surreal that it sounds like that. Like, I'm doing that.

Speaker 10: I feel really happy that I was able to learn this so quickly. I'd love to have one of these.

Speaker 2: Our vision is to see a lot more people singing, playing and making music together.

Speaker 11: (singing).

Speaker 2: The guitar has a built in speaker, so you can just grab it and go play anywhere. Or you can even turn the speaker down and play through your headphones so you're not disturbing anyone. There's a lot that goes into designing, manufacturing and shipping a great musical instrument, and our entire team of engineers and musicians are working super-hard to bring you a great product. If you ever wished that you could be musically

Speaker 2: expressive right away, with this instrument now you can. Please us.





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Create_guitar_music_without_the_pain_of_chords.mp3 (1m 5s)
https://jotengine.com/transcriptions/qAcUqdT9pp54k3bIGCJ52Q 1 speaker (Speaker
1)

Speaker 1: When I learned the guitar as a teenager, it was hard for me to intuitively grasp the structure of the chords, and the metal strings over time were just really painful. I couldn't really get up the gumption to practice so much. I've practiced on this guitar about one whole hour, so we'll see how this goes. . This would be fantastic. It helps you just make that leap immediately to learning/having fun and making stuff. I could create songs out of these snippets that ... They're kind of building

Speaker 1: up in my iTunes folder at this point.




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For_music_lovers_who_want_to_casually_play_the_guitar.mp3
(57s) https://jotengine.com/transcriptions/kdyo_wmvgOkF-7fUnG4nYQ 1 speaker (Speaker 1)

Speaker 1: I got a guitar at the house, but I don't really pick it up that much anymore. I have big hands and big fingers, so it seemed like the strings were just too close for me and I just couldn't get it, so I kind of gave up on this bad boy. I've had this guitar for the last hour, hour and a half. Something like that, trying to figure it out. (Singing) Man, I'm amazed at this instrument here. I'm a singer and I love music. Finally being able

Speaker 1: to play a guitar and actually sing, it's a big awesome thing to have.




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Not_Your_Father-s_Guitar_-_Play_instantly_on_a_new_type_of_guitar.mp3
(57s) https://jotengine.com/transcriptions/Ot9MqqNBlYLkTDpF5Qnm9Q 1 speaker (Speaker 1)


Speaker 1: My dad's been an avid guitar player ever since I was a little kid. I was his first son, he thought, okay, I'm going to pass it along to you. I'm going to teach you how to play this. I just remember sitting there while he's going for it and I'm just ... I was never able to pick it up. "Well, there is, a house they call the Rising Sun." This is the most amazing thing I've ever seen. I now can play a couple songs that I've grown up hearing. It's one thing for me to sing it, and do it acapella, but

Speaker 1: now that I have musical accompaniment, I really could do this all day.